OPERATIONAL REORGANIZATION

- Greater Flexibility
- Clearer Accountability
- Resources to Deliver Results More Effectively
- Unified Product Strategy Under One Comprehensive Team

FULL INVENTORY RATIONALIZATION

- **Reassessed:**
  - Raw Materials
  - Work-In-Process
  - Finished Goods

- **Identified & Addressed Excess, Obsolete or Discontinued Inventory, Including:**
  - Legacy Models That Have Run Their Lifecycle
  - Products That Do Not Align With Strategy
  - Marlin Products That Are Not Part of Our Roadmap

KEY NON-RECURRING CHARGES

- **Inventory & Asset Write-Off:** $17 Million
- **Product Rationalization & SKU Reduction:** $5.7 Million
- **Organizational Realignment:** $3.7 Million

Q2 2025 FINANCIAL RESULTS (IN MILLIONS, EXCEPT PER SHARE DATA)

	2025	2025 (Adjusted)	2024
Revenues	$132.5	$138.9	$130.8
Gross Margin	$5.1	$28.5	$29.2
	4%	21%	22%
Operating Profit	-$20.7	$6.3	$9.0
	-16%	5%	7%
EPS	-$1.05	$0.41	$0.47
EBITDA	$2.3	$11.9	$14.5
	2%	9%	11%
Cash Balance	$101.4		

FINANCIAL RESULTS

- **Balance Sheet:**
  - **Cash & Short-Term Investments:** $101 Million
  - **Cash Ratio:** 4.0 to 1
  - **Equity:** $289.3 Million ▪ $17.82 Per Share ▪ $6.24 (Cash & Short-Term Investments)
- **Cash Flows:**
  - **Cash from Operations:** $25.9 Million
  - **Capital Expenditures:** $6.7 Million
- **Cash Returned to Shareholders:** $23 Million
  - **Quarterly Dividends:** $6.9 Million
  - **Repurchase of Common Stock:** $16.1 Million

Our Board of Directors declared a 16¢ per share quarterly dividend for shareholders of record as of August 15, 2025, payable on August 29, 2025.

ANDERSON MANUFACTURING PURCHASE

- $16 Million Investment
- Increase Production Capacity
- Strengthen Manufacturing Capabilities
- Broaden Product Offerings

STRATEGIC OPPORTUNITIES

- Grow Our Product Portfolio
- Leverage Our Infrastructure
- Deliver Consistent Performance

NEW PRODUCT INNOVATION

- New Product Ideation
- Voice Of The Customer (VOC) Insights
- Product Lifecycle Management
- Deliver New, Relevant Products More Efficiently & Effectively

NEW PRODUCT INNOVATION

- **Our Pipeline Is Strong & New Product Offerings Are In Demand**
- **New Product Sales Accounted For $42 Million** (34% Of Net Firearms Sales)
- **High-Demand Platforms**

NEW PRODUCT INNOVATION

- RXM™ Pistol



- Ruger American® Rifle Generation II



- Marlin® Lever-Action Rifles



- 10/22® with Carbon Fiber Barrel



- Fourth-Generation Ruger Precision® Rifle



LOOKING AHEAD

- Uncertainty Regarding Tariffs & Interest Rates
- Weakening Job Market
- Pressures From Inflation
- Drop in NICS Checks

OUR FOCUS REMAINS CLEAR

- Invest in Our Culture, People & Organizational Efficiency
- Expand our Production Capabilities to Meet Product Specific Demand
- Deliver Safe, Reliable & Innovative Products for Our Consumers
- Operate with Financial Discipline, Transparency & Thoughtful Capital Deployment
- Maximize Shareholder Value

OUR GUIDING PRINCIPLES

- Deliver Rugged, Reliable & Innovative Products
- Operate With Financial Discipline
- Create Long-Term Value For Shareholders